Exhibit B-11

As amended June 2, 2000

                    Articles of Incorporation

                   Home Service Solutions Inc.


                           Article One

The name of the corporation is Home Service Solutions Inc.

                           Article Two

The address, including street and number, if any, of the corporation's initial registered office in this state is: 1201
Walnut, Kansas City, Missouri 64106-2124 and the name of its initial agent at such address is Jacquetta Hartman.

                          Article Three

The aggregate number, class and par value, if any, of shares which the corporation shall have authority to issue shall be:

The aggregate number of shares which the Corporation shall have authority to issue shall be Sixty Million (60,00,000) shares, all of which shall be common stock shares of the par value of One Dollar ($1.00) each, amounting in the aggregate to Sixty Million Dollars ($60,000,000.00)

The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect to the shares of each class are as follows:

There shall be no preferences, qualifications, limitations, restrictions, or special or relative rights, including convertible rights, in respect to the shares herein authorized.

                          Article Four

The extent, if any, to which the preemptive right of a shareholder to acquire additional shares is limited or denied.

No holder of outstanding shares of any class shall have any preemptive right to subscribe for or acquire shares of stock or any securities of any kind issued by the Corporation.

                          Article Five

The name and place of residence of each incorporator is as follows:

Name           Street                   City

John J. DeStefano   8636 North Oregon        Kansas City,
Missouri 64154

                           Article Six
     (Designate which and complete the applicable paragraph)

/x/ The number of directors to constitute the first board of directors is three (3). Thereafter the number of directors shall be fixed by, or in the manner provided by the bylaws. Any changes in the number will be reported to the Secretary of Sate within thirty calendar days of such change.

     OR

/ / The number of directors to constitute the board of directors is ______. (The number of directors to constitute the board of directors must be stated herein if there are to be less than three directors. The person to constitute the board of directors may, but need not, be named).

The names of the members of the first Board of Directors are as follows:

     John J. DeStefano
     Jeanie S. Latz
     Patrice S. Tribble

                          Article Seven

The duration of the corporation is perpetual.

                          Article Eight

The corporation is formed for the following purposes:

To provide for and invest in home services; to carry on any other lawful businesses; and to have all of the powers conferred upon corporations organized under The General and Business Corporation
Law of Missouri.